CODE OF ETHICS
Last updated November 20, 2025

Introduction
BCM Capital Management, Inc. (“BCM”BCM) has adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”), which requires each registered investment adviser and investment adviser of a registered investment company, respectively, to adopt a code of ethics. The function of the code of ethics is to prevent access persons from engaging in certain prohibited behavior. BCM serves as the investment adviser to the Becker Equity Fund (“Fund”), an investment company registered under the 1940 Act.

Standards of Conduct and Fiduciary Duty
The Code sets forth standards of conduct for employees and addresses potential conflicts that arise from outside affiliations and personal trading by all Access Persons. For purposes of this Code, Employees of BCM are considered to be “Access Persons,” i.e. supervised persons who have access to nonpublic information regarding client accounts and transactions. “Employee” includes all officers, directors, and shareholders, full-time, and part-time employees. Temporary employees including Interns and Students are not considered Access Persons.

Employees are reminded that they are in a position of trust, which requires them to act with the utmost integrity. Investment advisers are fiduciaries that owe their clients a duty of undivided loyalty. That duty requires each Employee to act solely for the benefit of clients. The Code is applicable to all Employees and compliance with the Code is mandatory. In addition, all Employees are required to comply with all federal and state securities laws.
No Employee is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:
•to employ any device, scheme or artifice to defraud the client in any manner;
•to mislead the client, including by making any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances in which they are made, not misleading;
•to engage in any act, practice or course of conduct that would act as fraud or deceit upon the client;
•to engage in any manipulative practice with respect to the client; or
•to engage in any manipulative practice with respect to securities, including price manipulation.

The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield the Employee from sanctions for personal trading or other conduct that violates a fiduciary duty to clients. It is expected that Employees will embrace and comply with both the letter and the spirit of the Code and the laws and regulations governing such information.

In an effort to further demonstrate BCM’s commitment to ethical behavior and the protection of client interest, BCM requires Employees to adhere to all the principles of conduct and provisions set forth in the Asset Manager Code of Professional Conduct, as outlined in Appendix A.

Personal Securities Trading
The Code prohibits all Employees from engaging in fraudulent, manipulative or deceptive conduct in connection with personal trading of any securities that are held in BCM’s client accounts.

BCM’s policy allows Employees to maintain personal securities accounts. BCM maintains records of the personal securities transactions of all Employees. In addition, records are maintained for all securities transactions in accounts in which BCM’s Employees have a direct or indirect beneficial interest. Such records maintained by BCM are detailed later in the Code.

"Security” shall have the meaning set forth in Section 202(a)(18) of the Advisers Act, except that it shall not include:

•direct obligations of the Government of the United States;
•bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•shares issued by money market funds;
•shares issued by open-end funds other than a fund that is advised by BCM; and
•shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which is a fund advised by BCM.

“Beneficial Interest” means that a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in such security. An Employee is presumed to have a beneficial interest in the following:

•securities owned by an Employee in his or her name;
•securities owned by an individual Employee indirectly through an account or investment vehicle for his or her benefit, such as an IRA, family trust, or family partnership;
•securities owned in which the Employee has a joint ownership interest, such as a joint brokerage account;
•securities in which a member of the Employee’s immediate family (e.g., spouse, domestic partner, minor children, adult children living at home and other dependent relatives) has a direct, indirect or joint ownership interest if the immediate family member resides in the same household as the Employee; and
•securities owned by a trust, private foundation or other charitable accounts in which the Employee (or a member of the Employee’s immediate family) has both a beneficial interest and investment discretion.

As noted above, all Employees are considered Access Persons and therefore must comply with the following fiduciary principles as to the priority of client interest when effecting personal securities transactions:

1.Use of margin trading is prohibited.
2.Purchasing options and derivatives for individual equity securities is prohibited.
3.Purchasing options and derivatives for ETFs must be pre-cleared.
4.Transactions in agency and corporate bonds must be pre-cleared.
5.Transactions in securities on the firm’s Monitor List is prohibited.
6.Transactions in securities on the firm’s Position List must be pre-cleared.
7.Securities not on either the firm’s Position or Monitor Lists, and not otherwise addressed in this policy, may be traded without pre-clearance approval.
8.Purchases and sales of the BCM Fund are monitored to ensure commitment to long-term investment in the BCM Fund. Transactions in the BCM Fund must be pre-cleared, unless the investment is made following an automatic investment plan, the reinvestment of income or authorized by a trustee for BCM’s retirement plan accounts.
9.Investments in initial public offerings and private placements must be pre-cleared.
10.Transactions in open-end mutual funds (exception being the BCM Fund), closed-end funds, ETFs, money market funds, direct obligations of the U.S. Government (U.S. Treasury and Municipal bonds), bankers’ acceptances, bank CDs, and commercial paper, are exempt from pre-clearance.
11.For the purpose of preventing the unfair use of information that may be obtained by an Access Person, a holding period of 30 days is required for securities subject to pre-clearance requirements as described above, unless there are extenuating circumstances and pre-approval is received from the Chief Compliance Officer or designee.

Employees must pre-clear all trades as noted above through the firm’s compliance management software. Authorized approvers include the Chief Compliance Officer or designee, although they are not permitted to approve their own trades. All requests for pre-clearance must be accompanied by the employee’s confirmation that they do not possess any material, non-public information about the security. Pre-clearance approval is valid until the close of business on the day approval has been granted, unless there are extenuating circumstances that have been pre-approved by the Chief Compliance Officer or designee.

The Chief Compliance Officer may impose restrictions on Personal Securities Transaction, or deny a request for prior approval of personal securities transactions, if it believes that they may interfere with the Access Person’s duties, obligations or loyalties to BCM or BCM’s clients, impose undue burden on BCM, or may otherwise be contrary to the interests of BCM or BCM’s clients.

Reporting Requirements
The Code requires Access Persons to report their personal securities transactions and holdings, including transactions in any mutual fund managed by BCM. The Chief Compliance Officer or designee shall notify each person who becomes an Access Person of the reporting obligations under this Code at the time such person becomes an Employee.

All Employees must disclose initially and annually thereafter, all personal securities holdings. An initial holdings report must be provided within 10 calendar days of hire and the information must be current as of a date no more than 45 days prior to the date the person became an Employee. A duplicate statement from the broker/custodian will serve to meet the initial and annual holdings requirements provided it includes all required information. All holdings reports must contain the following information:

1.Date submitted to BCM
2.Name, type, ticker or cusip, number of shares, and principal amount
3.Name of the broker/dealer or custodian.

All Employees and related parties must notify BCM when they open a brokerage account (including the date established as a reportable account). In addition, Employees must instruct their brokers/custodian to send duplicate confirmations and statements no less than quarterly, to BCM’s compliance department, no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Duplicate statements and confirmations for all personal accounts are sent to and kept on file by compliance. All quarterly transactional records must contain the following information:

1.Date submitted to BCM
2.Name, ticker or cusip, number of shares, dollar amount of security involved, principal amount, and if applicable the interest rate and maturity date.
3.Date of the transaction.
4.Nature of the transaction, i.e. purchase or sale.
5.Name of the executing broker/dealer or custodian.

For those accounts in which an Access Person is deemed to not have control (i.e. delegated to a third party investment adviser), BCM has taken additional steps to confirm such with the Access Person on a quarterly basis by obtaining a signed certification form.

Employee holdings and transactions are reviewed periodically by the Chief Compliance Officer or designee to ensure compliance with the Code. The Chief Compliance Officer’s holdings and transactions are reviewed by the Chief Executive Officer.

Political Contributions
All political contributions in excess of $150 must be pre-cleared by the Chief Compliance Officer or designee. All new Employees are required to disclose political contributions made during the six months prior to their hire date. More information about BCM’s Political Contributions Policy can be found in the Policies and Procedures Manual.

Gifts and Entertainment
As a fiduciary, BCM’s clients’ interests come first and neither BCM or any Access Persons can allow gifts and entertainment opportunities to influence activities undertaken for clients or compromise BCM’s ability to carry out its fiduciary obligations.

Employees are prohibited from the receipt of any entertainment from any company with which BCM has current or prospective business dealings, unless the entertainment is business-related, reasonable in cost, appropriate as to time and place and not so frequent as to raise questions of impropriety.

•ERISA. Employees are prohibited from receiving any gifts and entertainment, regardless of value, from a prospective or existing client subject to ERISA. If a gift is received, the employee is instructed to donate the item to a charity of their choice.

•Taft-Hartley. All gifts and entertainment, regardless of value, given to Taft-Hartley prospective and existing clients must be reported and are subject to the aggregate annual limit of $250.

•Receiving Gifts/Entertainment. Employees must report to the Chief Compliance Officer or designee gifts and entertainment, in excess of $100, received from any person or entity that does business or seeks to do business with BCM.

•Giving Gifts/Entertainment. Employees must report all gifts and entertainment, regardless of value, given to any person or entity that does business or seeks to do business with BCM. This will be reported on employees’ monthly expense reports with notation of recipient.

•Mutual Fund. Receiving gifts and entertainment from broker-dealers exclusively executing purchases or sales for mutual funds advised by BCM is prohibited. This is due to Section 17(e)(1) of the 1940 Act, which prohibits BCM or its supervised persons from accepting any sort of compensation for the purchase or sale of property to or from any mutual fund BCM advises.

Access Persons must use their reasonable judgment when assessing the value of a gift or the appropriateness of an entertainment event. Any concerns or questions should be brought to the attention of the Chief Compliance Officer or designee for further review. The Chief Compliance Officer or designee will maintain the pertinent information in a gift and entertainment log and employee expense reports.

Outside Affiliations
BCM recognizes that an Access Person may have outside affiliations to which he or she dedicates personal time. However, Employees are not permitted to engage in an outside employment or business activity without prior approval from the appropriate supervisory personnel.

Investment personnel are prohibited from serving as directors of publicly traded companies.

The above restrictions and procedures for approval do not apply to unpaid service with a charitable or non-profit organization.

Insider Trading
“Insider Trading” is not defined in the federal securities laws, but generally refers to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security.

Insider Trading undermines investor confidence in the fairness and integrity of the securities markets and is a violation of this Code of Ethics, as well as a violation of the federal securities laws. BCM and its Employees can be subject to stringent civil and criminal penalties for trading securities while in possession of material, non-public information or improperly communicating material, non-public information to others.

“Material, Non-Public Information”, also known as insider information, means information for which there is substantial likelihood that a reasonable investor would consider important in making an investment decision, or is reasonably certain to have an effect on the price of the issuer’s security, but which has not been made available to the public, has not been disseminated broadly to the marketplace, or has not had sufficient time post-dissemination for the marketplace to react to the information.

BCM maintains and enforces policies and procedures to prevent the misuse of material, non-public information, which includes misuse of material, non-public information about BCM’s securities recommendations and client securities holdings and transactions. Any questions or instances regarding possible insider information must be reported immediately to the Chief Compliance Officer.

BCM’s policy prohibits any Employee from acting upon, misusing or disclosing any material, non-public information. Although not intended to be exhaustive, this list gives possible ways in which an Employee might come into possession of insider information:

•Disclosed by a company director, officer or Employee (who could be a neighbor, friend, spouse or relative)
•Disclosed by persons with business relationships with the subject company (e.g. its investment banker, lawyers, or accountants)
•Disclosed by a sell-side analyst

The determination of materiality is based on the facts and circumstances of each case. Examples of material, non-public information may include, but are not limited to, the following:

•Mergers, acquisitions, tender offers or restructurings
•Earnings estimates or changes in previously released earnings estimates or dividends
•Significant new business products or discoveries

•Changes in stock price estimates or credit rating
•Potential litigation or regulatory action
•Loss of key personnel

BCM has adopted various procedures to implement, monitor, review and amend if necessary, BCM’s Insider Trading Policy:

1.The Insider Trading Policy is distributed to all Employees annually and new Employees upon hire. The policy, incorporated in BCM’s Code of Ethics, requires a written acknowledgment by each Employee.
2.BCM conducts periodic Employee education on the BCM’s policies and procedures regarding inside and proprietary information.
3.The Chief Compliance Officer provides guidance to Employees on any possible insider trading situations or questions.
4.If an Employee thinks they may have received material, non-public information from a friend, business associate, or acquaintance, he/she must immediately report that finding to the Chief Compliance Officer – the security/s in question will then be restricted in BCM’s trading system until deemed safe to remove, either with an appropriate passage of time or the elimination of event risk.
5.Employees must report to the Chief Compliance Officer all business and personal/ financial relationships that may result in access to material, non-public information.
6.All Employees must disclose personal securities accounts and pre-clear all trades in all Employee and Employee-related personal accounts as outlined in the Personal Securities Trading Policy and Reporting Requirements.
7.The Chief Compliance Officer or designee will review personal investment activity periodically.
8.The Chief Compliance Officer will review the Insider Trading Policy annually, document the review process and update if necessary.
9.The Chief Compliance Officer will prepare a written report for management and/or legal counsel of any possible violation of BCM’s Insider Trading Policy. Resolution, corrective measures and disciplinary action will be documented.

Oversight and Enforcement
The Chief Compliance Officer is responsible for monitoring and oversight of this Code. Advisers Act Rule 204A-1(a)(4) requires prompt internal reporting of any violations of BCM’s Code of Ethics to the Chief Compliance Officer. The commitment of senior management (“the tone at the top”) to strict adherence to compliance policies and procedures creates and supports an environment that encourages and protects an Employee who reports violations. BCM absolutely forbids retaliation against any employee for reporting violations of the Code of Ethics.

Potential violations of the Code of Ethics will be investigated by the Chief Compliance Officer and if necessary considered by the Board of Directors. Violations of the Code’s provisions are taken seriously and may result in sanctions or other consequences, including but not limited to the following:
•A warning;
•A reversal of a Personal Securities Transaction or the return of the gift;
•Disgorgement of profits from the Personal Securities Transaction or of the value of a gift;
•A limitation or restriction on engagement in Personal Securities Transactions;
•A monetary fine;
•Termination of employment; and
•Referral to civil or criminal authorities

Violations of the Code of Ethics are documented by the Chief Compliance Officer and also reported to the Board of Trustees of the Fund promptly and no less frequently than quarterly. The written report to the Board, provided no less frequently than quarterly, describes any issues arising under the Code or procedures, since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The Chief Compliance Officer shall also certify to the Board of Trustees no less frequently than quarterly that BCM and the Fund have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Recordkeeping
Employees are provided a copy of the Code of Ethics, any amendments and must certify initially, annually, and upon any amendments as to their understanding and compliance with the BCM’s Code of Ethics. Ongoing training pertaining to the principles and procedures of the Code will be done annually, supported with written documentation and filed in the Code of Ethics file.
The Chief Compliance Officer shall maintain or cause to be maintained in a readily accessible place the following records:
1.A copy of all Codes of Ethics adopted by BCM that have been in effect during the past five years;
2.A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
3.A record of compliance certifications for each Access Person for the last five years;
4.A copy of all reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 under the 1940 Act, for a period of five years from the end of the fiscal year in which the report is made or the information provided, with the exception of the Code of Ethics acknowledgements, which must be maintained for the entire time the Access Person is employed at BCM and then five years following the fiscal year-end of termination;
5.A copy of each written report provided to the Board of the Fund for a period of five years from the fiscal year in which the report is made;

6.A list of all persons who are, or within the preceding five years have been, Access Persons;
7.A list of all persons who are, or within the preceding five years have been, responsible for reviewing Access Persons reports; and
8.A record of any decision and the reasons therefore, to permit investments in initial public offerings and private placements.
In addition, it is the policy of BCM to keep, on file, record of gifts and entertainment, political contributions, and outside affiliations.

Appendix: CFA Institute Asset Manager Code
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